Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statement (Form S-8, No. 333-257920) pertaining to the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Cyteir Therapeutics, Inc.,

2. Registration Statement (Form S-8, No. 333-263607) pertaining to the 2021 Equity Incentive Plan of Cyteir Therapeutics, Inc., and

3. Registration Statement (Form S-3, No. 333-266676) and related Prospectus of Cyteir Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units;

of our report dated March 23, 2023, with respect to the consolidated financial statements of Cyteir Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 23, 2023